                                                                      Exhibit 11


                       W. R. GRACE & CO. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                   (Unaudited)

The weighted average number of shares of Common Stock outstanding were as follows (in thousands):


                                                                            3 Mos. Ended                    9 Mos. Ended
                                                                         9/30/94  -  9/30/93             9/30/94  -  9/30/93
                                                                         -------------------            --------------------
Weighted average number of shares of Common
Stock outstanding. . . . . . . . . . . . . . . . . . .                    93,995      92,295            93,893         90,829

Conversion of convertible debt obligations . . . . . .                        --          65                --             65

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method). . . . . . . . . . . . . . . . . . . . .                       660         513               756            544
                                                                          ------      ------            ------         ------
Weighted average number of shares of Common
Stock outstanding assuming full dilution . . . . . . .                    94,655      92,873            94,649         91,438
                                                                          ------      ------            ------         ------
                                                                          ------      ------            ------         ------


Income/(loss) used in the computation of earnings per share were as follows (in millions, except per share):


                                                                             3 Mos. Ended                    9 Mos. Ended
                                                                           9/30/94 - 9/30/93               9/30/94 - 9/30/93
                                                                           ------------------           ----------------------
Net income/(loss). . . . . . . . . . . . . . . . . . .                     $76.0     $(236.4)           $(20.1)       $(259.2)

Dividends paid on preferred stocks . . . . . . . . . .                       (.2)        (.2)              (.4)           (.4)
                                                                           -----     --------           -------       --------

Income/(loss) used in per share computation of
earnings . . . . . . . . . . . . . . . . . . . . . . .                      75.8      (236.6)            (20.5)        (259.6)

Interest, net of tax, on convertible debt
obligations. . . . . . . . . . . . . . . . . . . . . .                        --          --                --             --
                                                                           -----     --------           -------       --------

Income/(loss) used in per share computation of
earnings assuming full dilution. . . . . . . . . . . .                     $75.8     $(236.6)           $(20.5)       $(259.6)
                                                                           -----     --------           -------       --------
                                                                           -----     --------           -------       --------
Income/(loss) per share. . . . . . . . . . . . . . . .                     $ .81     $ (2.56)           $ (.22)       $ (2.86)

Income/(loss) per share assuming full dilution . . . .                     $ .80     $ (2.55)           $ (.22)       $ (2.84)
